                                                                 Exhibit 99.1
                                                                 ------------

                                  PRESS RELEASE
                                  -------------

NEW YORK and TORONTO--(BUSINESS WIRE)--June 1, 1999--SFX Entertainment (Nasdaq:SFXE) Livent Inc. (TSE:LIV.) SFX Entertainment, Inc. and Livent Inc. today announced they have entered into a definitive purchase agreement for SFX to acquire substantially all of Livent's assets, including its theaters in New York, Chicago and Toronto and the rights to current and future Livent productions, in exchange for consideration including cash, deferred payment rights and warrants to purchase SFX common stock at premiums.

The agreement, which is subject to approval by bankruptcy courts in the U.S. and Canada and appropriate U.S. and Canadian regulatory authorities, is expected to close on or before September 30, 1999.

As part of the agreement, SFX will acquire the Ford Center for the Performing Arts in New York, the Pantages Theatre in Toronto and the Ford Center for the Performing Arts/Oriental Theater in Chicago. SFX also will assume rights to current Livent productions including Fosse, Ragtime and the Canadian production of Phantom of the Opera, as well as Livent productions in development. The Ford Centre for the Performing Arts in Vancouver and Livent's Toronto headquarters building are not part of the agreement, but SFX will enter into a lease of Livent's headquarters.

Robert F.X. Sillerman, Executive Chairman of SFX Entertainment, Inc., said, "We are very pleased to have reached this agreement with Livent to acquire some of North America's premier theatrical venues and productions. Livent's properties offer an ideal fit with SFX's current business, enhancing SFX's ability to present outstanding live entertainment events."

Roy Furman, Chairman and Chief Executive Officer of Livent, said: "Livent's core assets and creativity remain strong, and our people are doing wonderful work. We anticipate that SFX will be able to realize the full potential of our shows, theaters and personnel, and to build on Livent's creative successes."

SG Cowen Securities Corporation acted as exclusive financial advisor to Livent. Willkie, Farr & Gallagher provided Livent legal counsel in the U.S. and Stikeman, Elliott of Toronto provided Canadian legal counsel.

Livent Inc. is a leading producer of live theatrical entertainment internationally, whose Broadway productions have collectively won 18 Tony Awards. Livent's newest musical, Fosse, presently at the Broadhurst Theatre in New York, has been nominated for 8 Tony Awards, including Best Musical of the current season. Livent's critically acclaimed productions have included Kiss of the Spider Woman (1993), Show Boat (1995), Barrymore (1997), Candide (1997), Ragtime (1998) and Parade (1998). In Toronto, Livent's production of Andrew Lloyd Webber's The Phantom of the Opera is in its tenth year at the Pantages Theatre.

SFX Entertainment is the world's largest diversified promoter, producer and venue operator for live entertainment events. SFX owns and operates the largest network of venues in the country used principally for music concerts and other live entertainment events. SFX has 82 venues including 16 amphitheaters in all of the top 10 markets and owns or operates venues in 31 of the top 50 markets overall. SFX also develops and manages touring Broadway shows, selling subscription series in 38 markets that maintain active touring schedules. Through its large number of venues, its strong market presence and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. Pro forma for all acquisitions, during 1998, approximately 37 million people attended approximately 13,200 events promoted and/or produced by SFX, including over 6,250 music concerts, 5,800 theatrical shows, over 800 family entertainment shows and over 350 specialized motor sports shows. In addition, SFX is a leading fully-integrated sports marketing and management company specializing in the representation of athletes and broadcasters, integrated event management, television programming and production and marketing consulting services in the sports, news and other entertainment industries.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the potential inability of SFX to integrate acquired assets, need for additional financing, high degree of leverage, variable economic conditions and consumer tastes, restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in SFX's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.


                                     - 6 -